Exhibit 10.16
EMPLOYMENT AGREEMENT
          EMPLOYMENT AGREEMENT dated as of March 29, 2003 by and between TANDEM HEALTH CARE, INC., a Pennsylvania corporation (the “Company”), and Eugene R. Curcio (the “Employee”).
WITNESSETH:
          WHEREAS the Company desires to induce the Employee to enter into employment with the Company for the period provided in this Agreement, and the Employee is willing to accept such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below:
          NOW, THEREFORE, for and in consideration of the promises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:
          1. Employment. (a) The Company hereby agrees to employ the Employee, and the Employee hereby agrees to accept such employment with the Company, for an additional five (5) year period beginning on March 29, 2003 and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.
          (b) The Employee affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee’s acceptance of employment hereunder with the Company, the employment of the Employee by the Company, or the Employee’s undertakings under this Agreement.
          2. Term of Employment. (a) Unless earlier terminated as provided in this Agreement, the term of the Employee’s employment under this Agreement shall be for a period beginning on March 29, 2003 and ending on March 29, 2008 (the “Initial Term”).
          (b) The term of the Employee’s employment under this Agreement shall be automatically renewed for additional one-year terms (each a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term unless the Company or the Employee delivers to the other, at least six months prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be, a written notice specifying that the term of the Employee’s employment will not be renewed at the end of the Initial Term or such Renewal Term, as the case may be. The period from the date hereof until March 29, 2008 or, in the event that the Employee’s employment hereunder is earlier terminated as provided herein or renewed as provided in this Section 2(b), such shorter or longer period, as the case may be, is hereinafter called the “Employment Term.”
          3. Duties. The Employee shall be employed as the Chief Financial Officer and Treasurer of the Company, shall faithfully and competently perform such duties as are specified in the By-laws of the Company or such other duties reasonably related to Employee’s position as the Chief Executive Officer or Board of Directors of the Company shall from time to time determine. The Employee shall perform his duties principally at the office of the Company to be established in Maitland, Florida, with such travel to such other locations from time to time as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full time throughout the Employment Term to the services required of him hereunder. The Employee shall render his services exclusively to the Company and its subsidiaries during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position. During the Employment Term, the Employee shall not serve on the board of directors of any corporation or other entity other than the boards of directors of the Company and such other corporations or entities approved by the Board of Directors of the Company.
          4. Compensation. (a) Salary. The Company shall pay the Employee a base salary at the annual rate of Two Hundred and Thirty-One Thousand Five Hundred Dollars ($231,500) (said amount, together with any increases thereto as may be determined from time to time by the Chief Executive Officer or the Board of Directors of the Company in its sole discretion, being hereinafter referred to as “Salary”). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company’s payroll practices from time to time in effect.
          (b) Bonus. Employee shall receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the Employment Term in amounts equal to up to 50% of the Employee’s Salary as may be determined by the Chief Executive Officer or Board of Directors of the Company in their sole discretion on the basis of performance-based criteria to be established in good faith from time to time by the Chief Executive Officer or Board of Directors in their sole discretion.
          5. Benefits. During the Employment Term, the Employee shall:
          (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;
          (ii) be eligible to participate and to have his “dependents” (as that term may be defined under the applicable plans of the Company) participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;
          (iii) be entitled to have the Company pay the insurance premiums for group life insurance for the Employee providing for not less than $250,000 in death benefits;
          (iv) be entitled to four (4) weeks of annual paid vacation in accordance with the Company policy that may be applicable to senior executive employees from time to time;

          (v) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time;
          (vi) be entitled to reimbursement for all reasonable and customary business-related travel expenses, membership in appropriate professional organizations and such other reasonable and necessary out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company’s policies applicable thereto;
          (vii) be entitled to have the Company make lease payments and related costs (other than fuel costs) on a vehicle of Employee’s choosing, subject to approval by the Chief Executive Officer, for use by the Employee during the Employment Term, and to carry appropriate insurance coverage for said vehicle and Employee; and
          (viii) be entitled as made available by the Board of Directors, to receive ___ shares of non-qualified stock options pursuant to the terms of the Company’s Stock Option Plan, Stock Option Agreement and the vesting schedule provided to the Employee by the Company. The strike price will be the fair market value as determined by the Board of Directors on the date that Employee’s grant is approved.
          6. Inventions and Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:
         (a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its businesses and that as part of the Employee’s employment by the Company the Employee may make new contributions and inventions of value to the Company.
          (b) The Employee’s employment hereunder creates a relationship of confidence and trust between the Employee and the Company with respect to certain confidential information pertaining to the business of the Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of the Company or its Affiliates which may be made known to the Employee by the Company or any of its Affiliates or by any client or customer of the Company or any of its Affiliates or learned by the Employee during the period of his employment by the Company.
          (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Employee during the period of his employment or arising out of his employment) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

          (d) Any and all inventions, products, discoveries, improvements, processes, marketing and service methods or techniques, formulae, styles, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registerable under copyright or similar statutes, made, developed or created by the Employee (whether at the request or suggestion of the Company, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment by the Company which may pertain to the business, products, or processes of the Company or any of its Affiliates (collectively, hereinafter referred to as “Inventions”), shall be the Company’s exclusive property, and the Employee will promptly execute and/or deliver to an appropriate executive officer of the Company, upon request and without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by him as aforesaid. For the purposes of this Agreement, the term “Affiliate” or “Affiliates” shall mean any corporation or other entity (i) which owns the Company in whole or in part, or which controls the Company directly or indirectly, whether through common control or otherwise, (ii) which is owned by the Company in whole or in part, or which is controlled, directly or indirectly, by the Company or (iii) which is under the common control, directly or indirectly, of the Company and any person or entity.
          (e) The Employee will keep confidential and will hold for the Company’s sole benefit any Invention which is to be the exclusive property of the Company under this Section 6 for which no patent, copyright, trademark or other right or protection is issued.
          (f) The Employee also agrees that he will not without the prior written consent of an appropriate executive officer of the Company (i) use for his benefit or disclose at any time during his employment by the Company, or thereafter, except to the extent required by the performance by him of his duties as an employee of the Company, any information obtained or developed by him while in the employ of the Company with respect to any Inventions or with respect to any customers, clients, suppliers, products, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any of its Affiliates, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by him not permitted hereunder, or (ii) take with him upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its Affiliates.
          (g) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.
          (h) The Employee agrees that upon termination of his employment by the Company for any reason, the Employee shall forthwith return to the Company all documents and other property in his possession belonging to the Company or any of its Affiliates.

          (i) Without limiting the generality of Section 10 hereof, the Employee hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Employee’s heirs, successors and legal representatives.
          7. Termination. (a) The Employee’s employment hereunder shall be terminated upon the occurrence of any of the following:
          (i) death of the Employee;
          (ii) termination of the Employee’s employment hereunder by the Employee for “good reason,” such termination to take effect immediately upon written notice from the Employee to the Company;
          (iii) termination of the Employee’s employment hereunder by the Employee at any time (other than for “good reason” pursuant to clause (ii) above) for any reason whatsoever (including, without limitation, resignation or retirement);
          (iv) termination of the Employee’s employment hereunder by the Company because of the Employee’s inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months;
          (v) termination of the Employee’s employment hereunder by the Company at any time “for cause,” such termination to take effect immediately upon written notice from the Company to the Employee;
          (vi) termination of the Employee’s employment by the Company for any reason (except for clauses (iv) and (v) above) due to a Change of Control (as herein defined) or during a twelve-month period following a Change of Control; it being understood that the Employee will be deemed to have been terminated under clause (vi) if the successor entity following a Change of Control (A) causes any material change in the terms of Employee’s employment as set forth in this Agreement or (B) reassigns the Employee’s principal place of employment in excess of 25 miles from the principal place of Employee’s employment; or
          (vii) termination of the Employee’s employment hereunder by the Company at any time other than pursuant to clauses (i), (iv), (v) or (vi) above.
The following actions, failures or events by or affecting the Employee shall constitute “good reason” for termination within the meaning of clause (ii) above: (1) a material change in the nature or scope of the Employee’s title, authority, status, power, function, duties or responsibilities, or reporting relationships that is adverse to those existing before such change, or (2) a failure by the Company or any subsidiary or affiliate of the Company to comply with any material term or provision hereof, which failure is not cured within 30 days after notice of such failure is provided by the Employee to the Company. The following actions, failures or events by or affecting the Employee shall constitute “cause” for termination within the meaning of clause (v) above: (1) conviction of the Employee of having committed a felony, (2) acts of dishonesty or moral turpitude by the Employee that are materially detrimental to the Company and/or its affiliates, (3) intentional acts or omissions by the Employee that in fact materially damage the business of the Company and/or any affiliate of the Company, (4) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, his obligations hereunder, or (5) failure by the Employee to obey the reasonable and lawful directions of the Chief Executive Officer or the Board of Directors that are consistent with the provisions of this Agreement.
          (b) For purposes of this Agreement “Change of Control” means (1) the sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any person or persons, corporation, or other entity, or (2) the acquisition of beneficial ownership by any person or persons (other than Behrman Capital II, L.P. or any of its affiliates), in a single transaction or a series of related transactions, of voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, other than by way of a public offering of equity securities of the Company.
          (c) In the event that the Employee’s employment is terminated pursuant to clause (ii) or clause (vii) of Section 7(a) above, the Company shall pay to the Employee, as severance pay or liquidated damages or both, an amount equal to the Employee’s current level of Salary and benefits (excluding vehicle benefit) for a twelve-month period (the “Payment Period”), and in no event shall the amount paid be less than the amount of Salary and benefits received during the twelve-month period immediately preceding Employee’s termination. All amounts required to be paid to the Employee pursuant to this Section 7(b) shall be paid on such dates and in such increments during the Payment Period as would be the case for payments of Salary made during the same period.
          (d) In the event that the Employee’s employment is terminated pursuant to clause (vi) of Section 7(a) above, the Company shall pay to the Employee, as severance pay or liquidated damages or both, an amount equal to the Employee’s current level of Salary and benefits (excluding vehicle benefits) for a twenty-four-month period (the “Payment Period”), but in no event shall the amount paid be less than two times the amount of Salary and benefits received during the twelve-month period immediately preceding Employee’s termination. All amounts required to be paid to the Employee pursuant to this Section 7(d) shall be paid on such dates and in such increments during the Payment Period as would be the case for payments of Salary made during the same period.
          (e) Notwithstanding anything to the contrary expressed or implied herein, neither the Company (nor any of its Affiliates) shall be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee’s cessation of employment (including, without limitation, by reason of termination of the Employee’s employment by the Company for “cause”), other than (i) such amounts, if any, of his Salary and bonus as shall have accrued and remained unpaid as of the date of said cessation, (ii) such other amounts which may be then otherwise payable to the Employee from the Company’s benefits plans or reimbursement policies, if any, and (iii) as set forth in Section 7(c) or (d) above.

          (f) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.
          8. Non-Assignability. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, his beneficiaries, or legal representatives without the Company’s prior written consent provided, however, that nothing in this Section 8(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity. Notwithstanding the foregoing, this Agreement and any right or interest of the Company hereunder shall not be assignable by the Company to any of its direct or indirect subsidiaries without the consent of the Employee. The Company shall remain liable for the payment of all amounts payable to the Employee hereunder should Employee grant his consent.
          (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
          9. Competition. During the Employee’s employment by the Company and, except as provided in the last undesignated paragraph of this Section 9, during the two-year period following the termination of the Employee’s employment hereunder for any reason whatsoever:
          (a) the Employee will not make any statement or perform any act intended to advance an interest of any existing or prospective competitor of the Company or any of its Affiliates that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing or Potential Customers or Clients, or solicit or encourage any other employee of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates or inconsistent with the interest of the Company or any of its Affiliate’s interests or in violation of any provision of this Agreement. (For purposes of this Paragraph 9, the term “Potential Customers or Clients” is defined as those customers or clients who were contacted within the year preceding Employee’s termination of employment);
          (b) the Employee will not make any statement or do any act intended to cause any existing or Potential Customers or Clients of the Company or any of its Affiliates to make use of the services or purchase the products of any competitive business in which the Employee has or expects to acquire a proprietary interest or in which the Employee is or expects to be made an employee, officer or director, if such services or products in any way compete with the services or products sold or provided or expected to be sold or provided by the Company or any of its Affiliates to any existing or potential customer or client;
          (c) the Employee will not directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with (i) any business or organization which engages in competition with the Company or any of its Affiliates within a radius of 20 miles of any location where any business is presently carried on by the Company or any of its Affiliates, or (ii) any business or organization which engages in competition with the Company or any of its Affiliates within a radius of 20 miles of any location where any business shall be hereafter, during the period of the Employee’s employment by the Company, carried on by the Company or any of its Affiliates, if such business is then being carried on by the Company or any of its Affiliates in such geographical area; and
          (d) the Employee will not directly or indirectly solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any employee of the Company or any of its Affiliates.
          For purposes of this Section 9, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of the Company or any of its Affiliates, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with the Company or any of its Affiliates, only if such person or entity in any way conducts, operates, carries out or engages in (i) the business of providing post-acute care services or (ii) such other business or businesses as the Company may in the future conduct in such geographical area or areas as such business or businesses are conducted by the Company.
          The Company acknowledges that this Section 9 shall not be deemed to prohibit the Employee from owning not more than 5% of the total issued and outstanding stock of a corporation as long as such entities are not otherwise deemed to be competitors of the Company or any of its Affiliates as provided in this Section 9.
          In connection with the foregoing provisions of this Section 9, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 9 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. It is understood and agreed that the covenants made by the Employee in this Section 9 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.
          For purposes of this Section 9, proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business.
          The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 9 would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

          In the event that the Employee’s employment is terminated pursuant to clauses (ii) or (vii) of Section 7(a) above, the covenants and agreements of the Employee under this Section 9 shall terminate at the end of the twelve-month period following such termination.
          10. Binding Effect. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.
          11. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company’s principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.
          12. Law Governing. Except for conflicts of laws provisions, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
          13. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 9 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 6 or 9 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 9 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.
          14. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.
          15. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.
          16. Counterparts. This Agreement may be executed in two or more counter-parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Company and the Employee have duly executed and delivered this Agreement as of the day and year first above written.

TANDEM HEALTH CARE, INC.		Employee

By:	/s/ Lawrence R. Deering	BY:	/s/ Engene R.Curcio

	Lawrence R. Deering		Engene R. Curcio